Exhibit (h)(2)

AMENDMENT TO

MASTER SERVICES AGREEMENT

This Amendment, dated as of July 1, 2011 (the “Amendment”), amends the Master Services Agreement between Citi Fund Services Ohio, Inc., an Ohio corporation (“Service Provider”), and Mirae Asset Discovery Funds (the “Client”), dated September 27, 2010 (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Client has requested that Service Provider provide to the Client certain services related to the Mutual Fund Profile II database of the National Securities Clearing Corporation;

WHEREAS, Service Provider has agreed to provide such services on the terms and conditions set forth below;

NOW THEREFORE, Service Provider and the Client, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1.              Amendment.

(a) Schedule 2 of the Agreement is hereby amended by the addition of a new Appendix D as follows:

“Profile II Services.

Service Provider will populate the Mutual Fund Profile II database (“Profile II”) of the National Securities Clearing Corporation (“NSCC”) with the appropriate data for the pertinent record types with respect to the Funds. Service Provider will obtain the information set forth above from Service Provider’s internal records, Fund prospectuses and other Fund documents, and third parties that provide services to the Funds or to Service Provider. Service Provider will use all commercially reasonable efforts to ensure that such information is accurate and updated on a timely basis, but Service Provider cannot guarantee that such information will be accurate or timely updated. Notwithstanding any provision of this Agreement to the contrary, Service Provider’s aggregate liability for any and all claims with respect to the Profile II services described above will be limited to the amount of actual monetary damages sustained by the Client, not to exceed the amount of fees paid to Service Provider by the Client for the Profile II services during the 12 months immediately preceding the date on which Service Provider receives written notice of the first damages claim related to the Profile II services.”

(b) Schedule 4 of the Agreement is hereby amended by adding a new Section 1(g) as follows:

“(g) Profile II Fees

$56 per CUSIP per month, plus

Reimbursement of NSCC charges, Depository Trust & Clearing Corporation charges, and other out-of-pocket expenses incurred by Service Provider in performing the Profile II services set forth in this Agreement.”

2.               Representations and Warranties.

(a) The Client represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Client (the “Board”), and (iii) that the Board has approved this Amendment.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.               Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC. By: /s/ Joseph L. Rezabeck Name: Joseph L. Rezabeck Title: Vice President	MIRAE ASSET DISCOVERY FUNDS By: /s/ Joyce LaPreta Name: Joyce LaPreta Title: Secretary